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                                EXHIBIT NO. 11
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                    BUREAU OF ELECTRONIC PUBLISHING, INC.
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              CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
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                                                Three Months Ended
                                     ----------------------------------------
                                     March 31, 1997            March 31, 1996
                                     --------------            --------------
Net income (loss) as reported on
 a pro forma consolidated basis       $ 4,002,000               $(1,193,870)
                                      ===========               ===========

Weighted average number of common
 shares outstanding                     4,616,391                 2,932,891

Stock options and warrants issued
 prior to initial public offering at
 prices less than initial public
 offering price                                 0                     9,715

Other stock options and warrants (a)            0                         0

Common shares assuming full
 conversion of preferred shares        86,667,166                         0
                                      -----------               -----------

Total weighted average common shares
 and equivalent common shares          91,283,557                 2,942,606
                                      ===========               ===========

Income (loss) per share               $      0.04               $     (0.41)
                                      ===========               ===========

(a) Stock options and warrants issued subsequent to December 31, 1995 were not dilutive and accordingly not considered in the calculation above.